EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CORRELATE ENERGY CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Offering Price Per Share		Fee Rate	Amount of Registration Fee(5)
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	$14,000,000	(1)	0.00014760	$2,066.40
		Representative’s Warrant (3)(4)		—		—	—
		Common stock issuable upon exercise of Representative’s Warrants (2)		$700,000		0.00014760	$103.32
Total				$14,700,000			$2169.72

(1)	Includes additional shares (15% of the shares being sold in this offering) that may be purchased by the underwriters pursuant to their over-allotment option that may be exercised over a 45-day period.

(2)

The warrants are exercisable for a price per share equal to 125% of the public offering price. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(3)

We have agreed to issue to the representative of the several underwriters, who we refer to as the representative, warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering.

(4)	No fee required pursuant to Rule 457(g).

(5)	Previously paid in full.